Exhibit 10.6
HILTON WORLDWIDE HOLDINGS INC.EXECUTIVE SEVERANCE PLAN
Hilton Worldwide Holdings Inc., a Delaware corporation (the “Company”), initially adopted the Hilton Worldwide Holdings Inc. 2019 Executive Severance Plan, effective as of January 1, 2019, for the benefit of the Executive Officers of the Company and its wholly-owned subsidiaries (as defined below), and such plan was subsequently renamed the Hilton Worldwide Holdings Inc. Executive Severance Plan and amended and restated effective as of March 3, 2020 on the terms and conditions hereinafter stated (as so amended and restated, the “Plan”). This Plan is a successor plan to the Company’s 2013 Executive Severance Plan which expired in accordance with its terms on December 31, 2018.
1.Defined Terms. For purposes of the Plan, the following terms shall have the meanings indicated below:
a.“Annual Base Salary” means a Participant’s annual base salary at the rate in effect immediately prior to a Qualifying Termination.
b.“Board” means the Board of Directors of the Company.
c.“Business” shall mean the business of operating, managing and/or franchising hotel and lodging properties.
d.“Cause” means any of the following: (a) a Participant’s willful failure substantially to perform the lawful instructions of the Company or one of its Subsidiaries (other than as a result of total or partial incapacity due to physical or mental illness) following written notice by the Company to the Participant of such failure and 10 days within which to cure such failure; (b) a Participant’s theft or embezzlement of Company property; (c) dishonesty in the performance of a Participant’s duties resulting in material harm to the Company; (d) any act on the part of a Participant that constitutes (i) a felony under the laws of the United States or any state thereof or, where applicable, any other equivalent offence (including a crime subject to a custodial sentence) under the laws of the applicable jurisdiction, or (ii) any other crime involving moral turpitude; (e) a Participant’s willful or gross misconduct in connection with the Participant’s duties to the Company which, in the reasonable good faith judgment of the Board, could reasonably be expected to be materially injurious to the financial condition or business reputation of the Company, its Subsidiaries or affiliates, or (f) a Participant’s breach of the provisions of any restrictive covenants with the Company, its Subsidiaries or affiliates.
e.A “Change in Control” shall be deemed to have occurred if:
(i)any one person, or more than one person acting as a group (as defined under Treasury Regulation § 1.409A-3(i)(5)(v)(B)) other than the Company or any employee benefit plan sponsored by the Company, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total Voting Power of the stock of the Company;
(ii)any one person, or more than one person acting as a group (as defined under Treasury Regulation § 1.409A-3(i)(5)(v)(B)) other than the Company or any employee benefit plan sponsored by the Company acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total Voting Power of the stock of the Company;

(iii)a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of each appointment or election; or
(iv)any one person, or more than one person acting as a group (as defined in Treasury Regulation § 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or in excess of 40 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For purposes of subsection (d), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
The foregoing subsections (a) through (d) shall be interpreted in a manner that is consistent with the Treasury Regulations promulgated pursuant to Section 409A of the Code so that all, and only, such transactions or events that could qualify as a “change in control event” within the meaning of Treasury Regulation §1.409A-3(i)(5)(i) will be deemed to be a Change in Control for purposes of this Plan.
f.“Code” means the Internal Revenue Code of 1986, as amended from time to time.
g.“Committee” means the Compensation Committee of the Board.
h.“Company” means Hilton Worldwide Holdings Inc., a Delaware corporation, and includes each of its wholly-owned subsidiaries.
i.“Competitor” shall mean any Person engaged in the Business, including, but not limited to Accor Group, AirBnB Inc., Best Western International, Carlson Hospitality Worldwide, Choice Hotels International, G6 Hospitality LLC, Host Hotels & Resorts, Inc., Hyatt Hotels Corporation, InterContinental Hotels Group Plc, LQ Management LLC, Marriott International, Inc., Wyndham Hotels & Resorts and Wynn Resorts, Limited.
j.“Date of Termination” shall mean the date that a Participant’s employment with the Company terminates for all purposes, as reflected in the writing documenting the termination from the party terminating the employment relationship to the other party, in accordance with Section 8 hereof.
k.“Employment Term” shall mean the entire time period of Participant’s employment with the Company or its Subsidiaries or affiliates.
l.“Executive Officer” means an active, full-time employee holding a position that has been designated in the Human Resources Information System maintained by Hilton Domestic Operating Company Inc. or one of its affiliates as having one of the following corporate titles:
(i)Chief Executive Officer (CEO)
(ii)Executive Vice President (EVP)
(iii)Senior Vice President (SVP)
regardless of whether the employee is employed by Hilton Worldwide Holdings Inc. or one of its affiliates.

m.“Good Reason” means any of the following, without the Participant’s written consent:
(i)a material diminution in a Participant’s base salary or annual bonus opportunity;
(ii)a material diminution in a Participant’s authority, duties or responsibilities;
(iii)a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Participant is required to report, including a situation where a Participant who initially reported to the Board as of the effective date of becoming a Participant is subsequently required to report to a corporate officer or employee instead of reporting directly to the Board.
(iv)a material change in the geographic location at which the Participant must perform the services.
(v)any other action or inaction that constitutes a material breach by the service recipient of the agreement under which the Participant provides services.
provided, however, that a termination by the Participant for any of the reasons listed in (a) through (e) above shall not constitute termination for Good Reason unless the Participant shall first have delivered to the Company written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than sixty (60) days after the initial occurrence of such event), and the Company fails to cure such event within 30 days after receipt of this written notice. The Participant’s employment must be terminated for Good Reason within 120 days after the occurrence of an event of Good Reason. A resignation by the Participant for Good Reason effectively constitutes an involuntary separation from service within the meaning of Section 409A of the Code and Treas. Reg. Section 1.409A-1(n)(2). Good Reason shall not include the Participant’s death or disability.
n.“Participant” shall mean one of the Executive Officers.
o.“Person” means any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever.
p.“Plan” means this Hilton Worldwide Holdings Inc. Executive Severance Plan, as such plan may be amended from time to time.
q.“Qualifying Termination” means the Participant’s termination of employment with the Company either by the Company without Cause or by the Participant for Good Reason. For the avoidance of doubt, in no event shall a Participant be deemed to have experienced a Qualifying Termination as a result of (a) the Participant’s death or disability, or (b) solely as a result of a Change in Control.
r.“Restricted Area” means the United States and any country in which the Company is engaged in the Business or where the Participant knows or should know the Company has taken steps to initiate the Business.
s.“Restricted Period” means a period of one year following the Date of Termination of the Participant under circumstances where Participant is entitled to receive Severance Benefits under this Plan.
t.“Severance Benefits” shall have the meaning provided in Section 4 hereof.

u.“Subsidiary” means a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, or unincorporated association), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.
v.“Target Bonus” means a Participant’s target annual bonus for the year in which the Qualifying Termination occurs.
w.“Voting Power” over securities means beneficial ownership of the securities such that the Person has the power to vote, or to direct the voting of, the securities and/or investment power which includes the power to dispose, or to direct the disposition of, the securities.
2.Effectiveness of the Plan. This Plan became effective on January 1, 2019, as successor to the Company’s 2013 Executive Severance Plan.
3.Administration. Subject to Section 14.2 hereof, the Plan shall be interpreted, administered and operated by the Committee, which shall have complete authority, subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee may delegate any of its duties hereunder to a subcommittee, or to such person or persons from time to time as it may designate. All decisions, interpretations and other actions of the Committee shall be final, conclusive and binding on all parties who have an interest in the Plan.
4.Qualifying Termination Severance Benefits. Subject to the terms and conditions hereof, upon a Participant’s Qualifying Termination, the Participant shall receive the following benefits (collectively, the “Severance Benefits”):
(i)a cash payment equal to the sum of (A) the multiple of the Participant’s Annual Base Salary set forth in the table below, and (B) the multiple of the Participant’s Target Bonus set forth in the table below, payable in a single lump sum within sixty (60) days following the Date of Termination;

Level	Base Severance
Senior Vice President (SVP)	1.0X Annual Base Salary 1.0X Target Bonus
Executive Vice President(EVP)	2.0X Annual Base Salary 2.0X Target Bonus
Chief Executive Officer (CEO)	2.99X Annual Base Salary 2.99X Target Bonus
(ii)for twelve (12) months following the Date of Termination (the “COBRA Reimbursement Period”), monthly payments of an amount equal to the excess of (i) the COBRA cost of such coverage over (ii) the amount that Participant would have had to pay for such coverage if he had remained employed during the COBRA Reimbursement Period and paid the active employee rate for such coverage, less withholding for taxes and other similar items; provided, however, that (A) if the Participant becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise (including coverage available to the Participant’s spouse), the Company’s obligation to pay any portion of the cost of health coverage as described herein shall cease, except as otherwise provided by law; (B) the COBRA Reimbursement Period shall only run for the period during which the Participant is eligible to elect health coverage under COBRA and timely elects such coverage; (C) nothing herein shall prevent the Company from amending, changing, or canceling any group medical, dental, vision and/or prescription drug plans during the COBRA Reimbursement Period; (D) the payments made under this subparagraph (ii) shall be paid in a manner consistent with Section 7 hereof and the Company may elect to accelerate such payments to the extent permissible in accordance with Section 7 hereof; and (E) the monthly payments described in this subparagraph (ii) shall be taxable to the Participant and any applicable withholdings shall apply or such amounts shall be treated as imputed income to the Participant;
(iii)to the extent the Company provides the Participant life insurance coverage immediately prior to the Qualifying Termination and this coverage is eligible for post-termination continuation or conversion to an individual policy, a cash payment equal to the amount required to continue such coverage as an individual policy for a period of twelve (12) months following the Date of Termination (and, if the Company deems necessary or advisable, to convert such coverage to an individual policy), payable in a single lump sum within sixty (60) days following the Date of Termination; and
(iv)payment for executive outplacement services provided by a firm to be determined by the Company in its sole discretion for a period of twelve (12) months following the Date of Termination.

Notwithstanding the foregoing, subject to Section 7 below, the Company shall be obligated to provide the Severance Benefits only if (A) within sixty (60) days after the Date of Termination the Participant shall have executed a separation and release of claims and covenant not to sue agreement in a form acceptable to the Company (the “Release Agreement”) and such Release Agreement shall not have been revoked within the revocation period specified in the Release Agreement, and (B) the Participant fully complies with the obligations set forth in Section 6 hereof. The Release Agreement shall, at a minimum, require the release of claims against the Company and its successors, Subsidiaries, affiliates, and parents, and their respective past, present, and future officers, directors, employees, shareholders, counsel, insurers, investors and agents.
For the avoidance of doubt, inclusion of Target Bonus in the calculation of Severance Benefits does not affect and is not in lieu of a Participant’s annual bonus opportunity for the year in which the Date of Termination occurs, which shall be determined in accordance with the Company’s annual bonus plan as then in effect.
5.Non-Qualifying Termination. If a Participant’s status as an employee is terminated for any reason other than due to a Qualifying Termination, the Participant shall not be entitled to receive the Severance Benefits, and the Company shall not have any obligation to such Participant under this Plan.
6.Covenants. Any Release Agreement executed by a Participant as a condition to receiving Severance Benefits under this Plan shall require the Participant to acknowledge and accept the covenants under this Section 6.
a.Non-Competition; Non-Solicitation.
1.Each Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Subsidiaries and affiliates and accordingly agrees as follows:

(i)During the Employment Term and subsequent Restricted Period, the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly solicit or assist in soliciting away from the Company the business of any then current or prospective client or customer with whom the Participant (or his or her direct reports) had personal contact or dealings on behalf of the Company during the one-year period preceding the Date of Termination.
(ii)During the Restricted Period, the Participant will not directly or indirectly:
a.engage in the Business providing services in the nature of the services the Participant provided to the Company at any time in the one year prior to the Date of Termination, for a Competitor in the Restricted Area;
b.enter the employ of, or render any services to, a Competitor in the Restricted Area, except where such employment or services do not relate in any manner to the Business;
c.acquire a financial interest in, or otherwise become actively involved with, a Competitor in the Restricted Area, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or
d.intentionally and adversely interfere with, or attempt to adversely interfere with, business relationships between the Company and any of its clients, customers, suppliers, partners, members or investors.
(iii)Notwithstanding anything to the contrary in this Section 6, the Participant may, directly or indirectly, own, solely as an investment, securities of any Person engaged in a Business (including, without limitation, a Competitor) which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Participant (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 2% or more of any class of securities of such Person.
(iv)During the Restricted Period, the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any Person or entity, directly or indirectly solicit or encourage any employee of the Company to leave the employment of the Company or hire any employee who was employed by the Company as of the Date of Termination, provided that this prohibition does not apply to (i) administrative personnel employed by the Company or (ii) any Company employee who is hired away from the Company as a result of responding to a generic job posting on a website or in a newspaper or periodical of general circulation, without any involvement or encouragement by Participant.
(v)During the Restricted Period, the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any Person, directly and intentionally encourage any consultant of the Company to cease working with the Company.

2.It is expressly understood and agreed that, although the Participant and the Company consider the restrictions contained in this Section 6 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Appendix A is an unenforceable restriction against the Participant, the provisions of this Section 6 shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Section 6 is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
3.The period of time during which the provisions of this Section 6 shall be in effect shall be extended by the length of time during which the Participant is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.
4.The Company reserves the right to waive the enforcement of or limit the scope of the non-competition or non-solicitation provisions of this Plan as to an individual Participant as it deems appropriate in its sole discretion on a case-by-case basis.
5.Notwithstanding the foregoing, if the Participant’s principal place of employment is located in California or any other jurisdiction where any provision of this Section 6 is prohibited by applicable law, then the provisions of this Section 6 will not apply following the Date of Termination to the extent any such provision is prohibited by applicable law.
b.Confidentiality.
6.The Participant will not at any time (whether during or after the Participant’s employment with the Company) (x) retain or use for the benefit, purposes or account of the Participant or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations or otherwise in performance of the Participant’s duties under the Participant’s employment and pursuant to customary industry practice), any non-public, proprietary or confidential information – including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals – concerning the past, current or future business, activities and operations of the Company, its Subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.
7.“Confidential Information” shall not include any information that is (i) generally known to the industry or the public other than as a result of the Participant’s breach of this covenant; (ii) made legitimately available to the Participant by a third party without breach of any confidentiality obligation of which the Participant has knowledge; or (iii) required by law to be disclosed; provided that with respect to subsection (iii) the Participant shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment.
8.Upon termination of the Participant’s employment with the Company for any reason, the Participant shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its Subsidiaries or affiliates; and (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Participant’s possession or control (including any of the foregoing stored or located in the Participant’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information, except that the Participant may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information.
9.Nothing contained in this Plan limits a Participant’s ability to (i) disclose any information to governmental agencies or commissions as may be required by law, or (ii) a Participant’s right to communicate, cooperate or file a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise make disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law, or (iii) a Participant’s right to receive an award from a Governmental Entity for information provided under any whistleblower program, without notice to the Company. This Plan does not limit a Participant’s right to seek and obtain a whistleblower award for providing information relating to a possible securities law violation to the Securities and Exchange Commission. The Participant will not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a U.S. federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Participant files a lawsuit for retaliation by an employer for reporting a suspected violation of law the Participant may disclose the trade secret to the attorney of the Participant and use the trade secret information in the court proceeding, if the Participant files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. The Participant is not be required to give prior notice to (or get prior authorization from) the Company regarding any such communication or disclosure. Except as otherwise provided in this paragraph or under applicable law, under no circumstance is the Participant authorized to disclose any information covered by the Company’s or any of its affiliates’ attorney-client privilege or attorney work product or the Company’s or any of its affiliates’ trade secrets without the prior written consent of the Company.
c.Non-Disparagement.
As a condition to the receipt of the Severance Benefits, the Participant agrees that during the Employment Term and at all times thereafter, the Participant will not directly, or through any other Person, make any public or private statements that are disparaging of the Company, its affiliates or subsidiaries, or their respective businesses or employees, officers, directors, or stockholders, or any product or service offered by the Company; provided, however, that nothing contained in this Section will preclude the Participant from providing truthful testimony in any legal proceeding, or making any truthful statement (i) to any governmental agency in accordance with Section 6.2(d); (ii) as required or permitted by applicable law or regulation or (iii) as required by court order or other legal process.
d.Injunctive Relief.
The Participant will be required to acknowledge and agree that a violation of any of the terms of this Plan or Release Agreement will cause the Company irreparable injury for which adequate remedy at law is not available. Accordingly, it will be agreed that the Company may seek an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Plan or Release Agreement and to enforce specifically the terms and provisions hereof (or such Release Agreement) in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which it may be entitled at law or equity.
7.Section 409A.
a.General. The Company intends that the payments and benefits provided under the Plan shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code (recognizing that, if the Plan is not exempt from or compliant with the requirements of Section 409A, non-compliant payments to Participants would be subject to significant tax penalties, which would be borne by the Participant). The Plan shall be construed in a manner that effects the Company’s intent to be exempt from or comply with Section 409A. Nevertheless, the tax treatment of the benefits provided under the Plan is not warranted or guaranteed. Neither the Company nor its respective directors, officers, employees or advisers (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan. Notwithstanding anything in the Plan to the contrary, the Committee may amend the Plan, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of remaining exempt from or complying with the requirements of Section 409A of the Code and the administrative regulations and rulings promulgated thereunder.
b.Definitional Restrictions. Notwithstanding anything in the Plan to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable under the Plan by reason of the occurrence of the Participant’s separation from service, such Non-Exempt Deferred Compensation will not be payable or distributable to the Participant by reason of such circumstance unless the circumstances giving rise to such separation from service meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any amount upon a separation from service, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service,” or such later date as may be required by subsection 7.3 below.
c.Six-Month Delay in Certain Circumstances. In the event that, notwithstanding the clear language of the Plan and the intent of the Company, any amount or benefit under this Plan constitutes Non-Exempt Deferred Compensation and is payable or distributable by reason of a Participant’s separation from service during a period in which the Participant qualifies as a “Specified Employee” under 409A, then, subject to any permissible acceleration of payment under 409A:

10.the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service under the terms of this Plan will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within thirty (30) days after the Participant’s death) (in either case, the “Required Delay Period”); and
11.the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.
For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder.
d.Timing of Release. Whenever in this Plan a payment or benefit is conditioned on the Participant’s execution of a release of claims and covenant not to sue, the Company shall provide such release to the Participant promptly following the Date of Termination, and such release and covenant not to sue must be executed and all revocation periods shall have expired in accordance with terms set forth in the release, but in no case later than sixty (60) days after the Date of Termination; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to subsection 7.3 above, such payment or benefit (including any installment payments) that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day after the Date of Termination provided such release shall have been executed and such revocation periods shall have expired. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such 60-day period.
8.Termination Procedures. Any purported termination of a Participant’s employment shall be documented in a writing appropriate to the nature of the termination from the party terminating the employment relationship to the other party:
12.In the case of termination by the Company with Cause, the Company shall provide Participant with a written notice identifying (i) in reasonable detail the facts and circumstances giving rise to the determination that Cause exists, and (ii) the effective date of the termination of employment;
13. In the case of a termination by the Participant for Good Reason, the Participant shall provide the Company with a written notice (the “Notice of Good Reason”) stating (i) in reasonable detail the facts and circumstances giving rise to the determination that Good Reason exists, and (ii) the effective date of the termination of employment absent cure, in compliance with the time periods set forth under the definition of “Good Reason”;
14.In the case of all other terminations of employment, a document establishing the effective date of the termination of employment, in each case, subject to any other contractual obligations that may exist between the Company and the Participant. Under circumstances where the Participant will be eligible for payment and benefits under the terms of the Plan (i.e., a termination by the Company without Cause), the document will confirm Participant’s eligibility for these payments and benefits and summarize Participant’s entitlements post-termination.
9.No Mitigation. No Participant shall be required to seek other employment or to attempt in any way to reduce or mitigate any benefits payable under this Plan and the amount of any such benefits shall not be reduced by any other compensation paid or provided to any Participant following such Participant’s termination of service.
10.Successors.
a.Company Successors. This Plan shall inure to the benefit of and shall be binding upon the Company and its successors and assigns. Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume and agree to perform the obligations of the Company under this Plan.
b.Participant Successors. This Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees or other beneficiaries. If a Participant shall die while any amount remains payable to such Participant hereunder, all such amounts shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of such Participant’s estate.
11.Notices. All communications relating to matters arising under this Plan shall be in writing and shall be deemed to have been duly given when hand delivered, faxed, emailed or mailed by reputable overnight carrier or United States certified mail, return receipt requested, addressed, if to a Participant, to the address on file with the Company and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:
Hilton Domestic Operating Company Inc.7930 Jones Branch Dr.McLean, Virginia 22102Attention: Chief Human Resources Officer
with a copy to:
Hilton Domestic Operating Company Inc.7930 Jones Branch Dr.McLean, Virginia 22102Attention: General Counsel
12.Claims Procedure.
a.A Participant may file with the Chief Human Resources Officer or the General Counsel of Hilton Worldwide Holdings Inc., in accordance with Section 11 above, a written claim for benefits under the Plan. The Chief Human Resources Officer and General Counsel shall jointly review all such claims for benefits received and determine whether to accept or deny the claim. Within a reasonable time not to exceed forty-five (45) days after receipt of the claim, unless special circumstances require an extension of time of not more than an additional forty-five (45) days (in which event a Participant will be notified of the delay during the first forty-five (45) day period), the Chief Human Resources Officer and General Counsel shall provide notice in writing to any Participant whose claim for benefits shall have been denied, delivered in accordance with Section 11 above, setting forth the following in a manner calculated to be understood by the Participant: (a) the specific reason or reasons for the denial; (b) specific reference to the provision or provisions of the Plan on which the denial is based; (c) a description of any additional material or information required to perfect the claim, an explanation of why such material or information is necessary; and (d) information as to the steps to be taken in order that the denial of the claim may be reviewed.
b.If written notice of the denial of a claim has not been provided to a Participant, and such claim has not been granted within the time prescribed in Section 12.1 above (including any applicable extension), the claim for benefits shall be deemed denied.
c.A Participant whose claim for benefits shall have been denied in whole or in part pursuant to Section 12.1 above may, within sixty (60) days after either the receipt of the denial of the claim or from the time the claim is deemed denied (unless the notice of denial grants a longer period within which to respond), appeal such denial to the Company. The Company shall provide a full and fair review of the appeal, and the Participant shall be afforded the opportunity to submit written comments, documents, records, and other information related to the claim. The Participant may also, upon request, at this time review documents pertinent to his claim and may submit written issues and comments.
d.The Company shall notify a Participant of its decision within forty-five (45) days after an appeal is received, unless special circumstances require an extension of time of not more than an additional forty-five (45) days (in which event a Participant will be notified of the delay during the first forty-five (45) day period). Such decision shall be given in writing in accordance with Section 11 above in a manner calculated to be understood by the Participant and shall include the following: (a) specific reasons for the decision; and (b) specific reference to the provision or provisions of the Plan on which the decision is based.
13.Code Section 280G.
a.Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any benefit, payment or distribution by the Company to or for the benefit of the Participant (whether payable or distributable pursuant to the terms of this Plan or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then prior to the making of any of the Payments to the Participant, a calculation shall be made comparing (i) the net benefit to the Participant of the Payments after payment of the Excise Tax, to (ii) the net benefit to the Participant if the Payments had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payments shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the change of control, as determined by the Determination Firm (as defined in subsection (b) below). For purposes of this Section 13, present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 13, the “Parachute Value” of a Payment means the present value as of the date of the change of control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.
b.All determinations required to be made under this Section 13, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and the Participant (the “Determination Firm”) which shall provide detailed supporting calculations both to the Company and the Participant within fifteen (15) business days of the receipt of notice from the Participant that a Payment is due to be made, or such earlier time as is requested by the Company. All fees and expenses of the Determination Firm shall be borne solely by the Company. Any determination by the Determination Firm shall be binding upon the Company and the Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments hereunder will have been unnecessarily limited by this Section 13 (“Underpayment”), consistent with the calculations required to be made hereunder. The Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code, but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.
c.In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 13 shall be of no further force or effect.
14.Miscellaneous.
a.No Right to Continued Service. Nothing contained in this Plan shall (i) confer upon any Participant any right to continue as an employee of the Company, (ii) constitute any contract of employment or agreement to continue employment for any particular period, or (iii) interfere in any way with the right of the Company to terminate a service relationship with any Participant, with or without Cause.
b.Termination and Amendment of Plan.
15.The Board and the Committee believe that an executive severance plan is vital to attract and retain the talent necessary for the Company’s long-term success. The Board and the Committee regard the Plan as a key recruitment and retention tool that is critical to securing and maintaining the employment and focus of the Company’s Executive Officers. It is the Committee’s express intent that the Company will at all times maintain a severance plan for its executives as a recruitment and retention device, and to provide the executives with assurances that they will be treated fairly in the context of a termination of their employment without Cause or by the executive for Good Reason.
16.The Committee may, in its sole discretion, terminate or amend this Plan by resolution at any time; provided that no Plan termination or amendment approved within six months prior to or following a Change in Control shall adversely affect the rights of an individual who is an Executive Officer as of the date immediately preceding the effective date of any such Plan amendment or termination without such Participant’s written consent.  Furthermore, no Plan termination or amendment occurring after a Participant’s Qualifying Termination shall adversely affect the rights or entitlements of that Participant.
17.The termination of the Plan in accordance with this Section 14.2 shall not affect the rights of the Company or any Participant who was subject to a Qualifying Termination prior to the effective date of such Plan termination, which rights shall continue to be governed by the applicable terms and conditions of the Plan.

18.Notwithstanding anything in the Plan to the contrary, the Committee may amend the Plan, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan to any present or future law relating to plans of this or similar nature (including, but not limited to, Section 409A of the Code), and to the administrative regulations and rulings promulgated thereunder.  By participating in this Plan, a Participant agrees to any amendment made pursuant to this Section 14.2(d) without further consideration or action.
c.Withholding. The Company shall have the authority and the right to deduct and withhold an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any benefits payable under this Plan.
d.Benefits not Assignable. Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant. When a payment is due under this Plan to a Participant who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.
e.Applicable Law. This Plan shall be construed and interpreted in accordance with the laws of the State of Delaware without reference to the conflict of laws provisions thereof, to the extent not preempted by federal law, which shall otherwise control.
f.Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.
g.Captions. The captions contained in this Plan are for convenience only and shall have no bearing on the meaning, construction or interpretation of the Plan’s provisions.
h.Expenses. The expenses of administering the Plan shall be borne by the Company.
i.Unfunded Plan. The Plan is intended to be an “unfunded” plan for severance benefits. Nothing contained in the Plan shall give the Participant any rights that are greater than those of a general unsecured creditor of the Company.
j.Non-Duplication of Benefits. Notwithstanding anything to the contrary herein, any Participant that is or may become entitled to cash separation payments or benefits under any employment, consulting or severance agreement or other plan, program or arrangement of the Company, shall not be entitled to benefits under this Plan, provided, however that, if the payments and benefits available to a Participant under this Plan exceed those contemplated under the Participant’s employment, consulting or severance agreement or other plan, program or arrangement with the Company, then Participant shall be entitled to receive the payments and benefits under this Plan if the Participant agrees to forego the separation payments and/or benefits Participant might have been entitled to receive under the Participant’s employment, consulting or severance agreement or other plan, program or arrangement with the Company in exchange for the payments and benefits provided under the Plan, subject to all of the terms and conditions of the Plan. Further, notwithstanding anything to the contrary herein, to the extent any Participant is entitled to any severance payments or benefits pursuant to applicable local law, such payments and benefits shall be offset against the payments and benefits available to such Participant under this Plan.